EXHIBIT 15.1

True Leaf Campus Project Remains on Schedule for Fall 2018 Completion

Steel structure complete; crews now installing building envelope

VERNON, British Columbia, July 18, 2018 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf”) (CSE:MJ) (OTCQB:TRLFF) (FSE:TLA), a plant-forward wellness brand for people and their pets, announced today that construction of its cannabis cultivation and production facility, True Leaf Campus, remains on schedule for fall 2018 completion.

The first phase of the project includes a two-storey 9,000 square foot central hub for the initial grow area, laboratory services, whole-plant extraction, and the production of therapeutic cannabis products, followed by a 16,000 square foot wing for cannabis cultivation. The facilities, being built in Lumby, British Columbia, will be a hub for the development of the company’s medicinal cannabis products.

Deep utilities, trenching, and other civil works began in early July and the formwork and structural steel construction of the administration area was completed by mid-June. Crews are now installing the roof and first floor decking, leading up to completion of the building envelope by end of August.

“Our build team continues to make significant progress on True Leaf Campus,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “This means True Leaf is getting closer to its inspection by Health Canada and nearing the final milestone of receiving our license to produce cannabis. We’re eager to develop a line of medicinal cannabis products and bring it to market.”

True Leaf also announced today that Dr. Chris Spooner has resigned as a member of the True Leaf Board of Directors to concentrate on his role as the company’s Chief Scientific Officer (CSO). Dr. Spooner’s resignation from the board was effective July 10, 2018.

As CSO, Dr. Spooner’s role is to oversee the True Leaf Medical Advisory Board (MAB) and its continued development. Dr. Spooner is joined by Dr. Caroline MacCallum and Dr. Zeid Mohamedali, two of the most progressive medical doctors advising the cannabis industry today.

Dr. Spooner and the MAB are leading the company’s research and development of a highly-effective medicinal cannabis product line to address, among others, neurological, musculoskeletal, gynaecological, and gastrointestinal conditions.

Dr. Spooner is a North Okanagan naturopathic doctor with more than 20 years of experience in naturopathic medicine. He is also a board member of the College of Naturopathic Physicians of British Columbia and Adjunct Professor at Boucher Institute of Naturopathic Medicine and other institutions.

About True Leaf

True Leaf is a plant-forward wellness brand for people and their pets. Founded in 2013, True Leaf has two main operating divisions: True Leaf Medicine Inc. and True Leaf Pet Inc.

True Leaf Medicine Inc. is in the final stages of approval to become a licensed producer of federally-approved medicinal cannabis for the Canadian market. The license is subject to a Health Canada inspection to allow for the production, manufacture, and distribution of cannabis products upon the completion of True Leaf Campus: the company’s cannabis cultivation facility being built in Lumby, British Columbia. Construction is expected to be completed in fall 2018.

Established in 2015, True Leaf Pet Inc. is one of the first companies to market hemp-based products for pets worldwide. The company is initially marketing a line of hemp-seed based supplements for pets. True Hemp™ chews, dental sticks, and supplement oils are sold in more than 1,800 stores across North America and Europe.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Tirth Patel (US)
Edison Advisors
tpatel@edisongroup.com
O: 646-653-7035

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Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at www.trueleaf.com/pages/investor. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.

Photos accompanying this announcement are available at

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